Exhibit 99.1

For Immediate Release	Media Contact: Donna Pullen (803) 765-4558
Analyst Contact: Jim Mabry (843) 529-5593

South State Corporation Reports First Quarter 2017 Results and

Quarterly Cash Dividend

COLUMBIA, S.C.—April 21, 2017—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month period ended March 31, 2017.  Highlights for the first quarter of 2017 include the following:

•

Net income was $18.3 million for the first quarter of 2017 compared to $24.2 million for the fourth quarter of 2016, a decline of $5.9 million, or 24.5% decrease, while adjusted net income (non-GAAP) was $33.4 million in the first quarter of 2017, up $5.4 million, or 19.3% increase, from the fourth quarter of 2016

o	Earnings per share (EPS) – diluted was $0.63 for the first quarter of 2017 compared to $1.00 for the fourth quarter of 2016, or a 37% decrease;
o	Adjusted net income per share (non-GAAP) – diluted was $1.15 for both the first quarter of 2017 and fourth quarter of 2016;
o	Increased dividend paid to common shareholders in the first quarter of 2017 by 3.1% compared to the fourth quarter of 2016 and 17.9% compared to the first quarter of 2016
o	Completed the merger with Southeastern Bank Financial Corporation (“SBFC” or “Southeastern”) – see table on page 3

•	Net loan growth for the first quarter of 2017 was $177.1 million, or 10.6% annualized, excluding Southeastern Bank Financial Corporation (“SBFC”) acquired loans
o	Non-acquired loan growth totaling $323.3 million, or 24.7%; which
o	Outpaced acquired loan runoff of $146.2 million

•	Performance ratios first quarter 2017 compared to fourth quarter 2016
o	Return on average assets totaled 0.68% compared to 1.08%
o	Adjusted return on average assets (non-GAAP) was 1.25% compared to 1.26%
o	Return on average tangible equity (non-GAAP) decreased to 8.87% compared to 13.42%
o	Adjusted return on average tangible equity (non-GAAP) increased to 15.55% from 15.44%
o	Efficiency ratio was 77.5% and increased from 65.8%
o	Adjusted efficiency ratio (non-GAAP) was 62.0% up from 61.6% (excluding branch consolidation and merger expenses)

•	Balance sheet and equity comparison March 31, 2017 to December 31, 2016
o	Cash and cash equivalents increased by $288.7 million as acquired securities were sold and deposits increased
o	Investment securities portfolio increased by $385.6 million, including a net increase of $369.3 million through the acquisition of SBFC
o	Goodwill increased by $257.4 million from the SBFC acquisition
o	Noninterest bearing deposits increased by $400.1 million, including $278.8 million from SBFC
o	Interest bearing deposits increased by $1.3 billion, including $1.1 billion from SBFC
o	Shareholders’ equity increased $445.3 million, or 39.2%, to $1.6 billion, primarily from the shares issued in the acquisition of SBFC
o	Equity to assets improved to 14.17% from 12.75% at year end
o	Tangible equity to tangible assets (Non-GAAP) declined to 8.85% from 8.88%

•	Asset quality in first quarter of 2017 compared to the fourth quarter of 2016
o	Nonperforming assets (NPAs) increased by $79,000, or 0.2%, to $38.7 million
o	NPAs to total assets improved to 0.35% from 0.43% due to the acquisition of SBFC
o	Net charge offs on non-acquired loans were 0.05% annualized, or $628,000, and equaled the fourth quarter of 2016
o	Net charge offs on acquired non-credit impaired loans were 0.08%, or $326,000, compared to 0.06%, or $122,000
o	Coverage ratio of ALLL on non-acquired non-performing loans improved to 295.0% from 250.7%

Quarterly Cash Dividend

The Board of Directors of South State Corporation has declared a quarterly cash dividend on April 20, 2017, of $0.33 per share payable on its common stock.  This per share amount is the same as last quarter, and $0.03 per share, or 10.0% higher than the dividend paid a year ago.  The dividend will be payable on May 19, 2017 to shareholders of record as of May 12, 2017.

Merger with Southeastern

On January 3, 2017, South State Corporation closed its merger with SBFC, and its wholly-owned bank subsidiary, Georgia Bank & Trust, merged into South State Bank.  The Company issued 4,978,338 shares using an exchange ratio of 0.7307.  The total purchase price was $435.1 million.  The initial allocation of the purchase price to the fair value of assets and liabilities acquired has been completed and is in the following table:

South State Corporation

Southeastern Bank Financial Corp

Acquisition Date of January 3, 2017

			Fair Value of
			Net Assets
		Initial	Acquired at
	As Recorded	Fair Value	Date of
(Dollars in thousands)	by SBFC	Adjustments	Acquisition
Assets
Cash and cash equivalents	$72,043	$—	$72,043
Investment securities	591,824	(1,770)	590,054
Loans held for sale	13,652	—	13,652
Loans	1,060,618	(10,668)	1,049,950
Premises and equipment	25,419	(2,212)	23,207
Intangible assets	140	17,980	18,120
Other real estate owned and repossessed assets	580	(30)	550
Bank owned life insurance	44,513	—	44,513
Deferred tax asset	16,247	(687)	15,560
Other assets	7,545	(482)	7,063
Total assets	$1,832,581	$2,131	$1,834,712
Liabilities
Noninterest-bearing deposits	$262,967	$—	$262,967
Interest-bearing deposits	1,257,953	—	1,257,953
Total deposits	1,520,920	—	1,520,920
Federal funds purchased and securities sold under agreements to repurchase	1,014	—	1,014
Other borrowings	110,620	(1,120)	109,500
Other liabilities	19,980	5,553	25,533
Total liabilities	1,652,534	4,433	1,656,967
Net identifiable assets acquired over liabilities assumed	180,047	(2,302)	177,745
Goodwill	—	257,370	257,370
Net assets acquired over liabilities assumed	$180,047	$255,068	$435,115
Consideration:
South State Corporation common shares issued			4,978,338
Purchase price per share of the Company's common stock			$87.30
Company common stock issued and cash exchanged for fractional shares			$434,625
Cash paid for stock option redemptions			490
Fair value of total consideration transferred			$435,115

Below are some observations of the merger with SBFC:

•	Goodwill was approximately $100.0 million higher than announced in June 2016, due to the stock price increase of SSB from $67.68 in June 2016 to $87.30 per share at closing
•	Core deposit intangible of 1.50% modeled compared to actual result of 1.61%
•	Low single digit EPS accretion in first quarter of 2017 as modeled, excluding the merger expenses
•	On track to achieve 35% cost saves as modeled
•	Merger cost incurred during the first quarter were as expected
•	System conversion and branding change occurred over President’s Day weekend in February 2017
•	Added 12 offices in the Augusta, GA and Aiken, SC markets, and ranked second in market share in the Augusta market.

First Quarter 2017 Financial Performance

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands, except per share data)	2017	2016	2016	2016	2016
INCOME STATEMENT
Interest income
Loans, including fees (8)	$91,752	$76,709	$77,344	$77,154	$77,254
Investment securities, federal funds sold and securities purchased under agreements to resell	9,234	5,979	5,937	6,225	6,561
Total interest income	100,986	82,688	83,281	83,379	83,815
Interest expense
Deposits	2,497	1,423	1,412	1,368	1,600
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	1,127	665	624	612	613
Total interest expense	3,624	2,088	2,036	1,980	2,213
Net interest income	97,362	80,600	81,245	81,399	81,602
Provision for loan losses (1)	3,707	622	912	2,728	2,557
Net interest income after provision for loan losses	93,655	79,978	80,333	78,671	79,045
Noninterest income	36,435	32,831	35,340	32,118	30,041
Pre-tax operating expense	83,699	70,400	72,482	72,280	71,072
Branch consolid./acquisition and merger expense	21,024	4,841	709	1,573	958
Total noninterest expense	104,723	75,241	73,191	73,853	72,030
Income before provision for income taxes	25,367	37,568	42,482	36,936	37,056
Provision for income taxes	7,103	13,391	14,387	12,420	12,562
Net income	$18,264	$24,177	$28,095	$24,516	$24,494

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$18,264	$24,177	$28,095	$24,516	$24,494
Securities gains, net of tax	—	—	—	—	(81)
FDIC LSA early termination, net of tax	—	—	—	2,938	—
Branch consolid./acquisition and merger expense	15,137	3,814	468	1,044	634
Adjusted net income (non-GAAP)	$33,401	$27,991	$28,563	$28,498	$25,047

Basic earnings per common share	$0.63	$1.01	$1.17	$1.02	$1.02
Diluted earnings per common share	$0.63	$1.00	$1.16	$1.01	$1.01
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.16	$1.16	$1.19	$1.19	$1.04
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.15	$1.15	$1.18	$1.18	$1.04
Dividends per common share	$0.33	$0.32	$0.31	$0.30	$0.28
Basic weighted-average common shares outstanding	28,891,669	24,035,960	24,016,075	23,995,054	23,969,080
Diluted weighted-average common shares outstanding	29,158,523	24,287,496	24,278,294	24,237,457	24,191,065
Effective tax rate	28.00%	35.64%	33.87%	33.63%	33.90%

The Company reported consolidated net income of $18.3 million, or $0.63 per diluted common share for the three-months ended March 31, 2017, a $5.9 million decrease from the fourth quarter of 2016.  Interest income was up $18.3 million mainly due to the merger with SBFC, with investment securities interest income increasing $3.3 million and acquired loan interest income increasing $12.8 million.  Non-acquired loan interest income also increased by $2.3 million during the quarter.  Interest expense increased by $1.5 million across all funding sources primarily from the balance increases with the merger of SBFC.  SBFC’s funding cost was slightly higher than legacy South State’s and resulted in a 7 basis point increase in our cost of funds to 22 basis point for the first quarter of 2017 compared to the fourth quarter of 2016.  The provision for loan losses increased $3.1 million in the first quarter.  Valuation allowance (impairment) related to acquired loans was $1.0 million higher than fourth quarter of 2016, provision for loan losses related to acquired non-credit impaired loans was higher by $204,000, and the provision for loan losses on non-acquired loans was $1.8 million higher than last quarter primarily related to loan growth.  Noninterest income increased by $3.6 million in all categories due primarily to the merger with SBFC, and $197,000 improvement in recoveries of acquired loans.   Noninterest expense increased by $29.5 million.  The increase was primarily the result of the merger with SBFC and included $16.2 million increase in merger-related expenses.

Income Tax Expense

During the quarter, our effective income tax rate declined to 28.00% from 35.64% in the fourth quarter of 2016 and from 33.90% in the first quarter of 2016.  There are two primary reasons for the decrease: (1) lower pretax net income due to the large merger-related cost associated with SBFC, and (2) the implementation of the new accounting standard which requires the excess tax benefit associated with vested or exercised stock awards be included in determination of the effective tax rate each reporting period.  A significant number of stock awards vested during the first quarter which reduced our effective tax rate by 2.90%, or $735,000.  This is a discrete income tax item which will not occur at this level in subsequent quarters during 2017.  The effective income tax rate going forward is expected to be between 33% and 34% for the remainder of the year.

“We are pleased with the first quarter accomplishments,” said Robert R. Hill, Jr., CEO of South State Corporation.  “South State continued to perform at a high level with strong growth in all lines of business, a good start to 2017.  The merger with Southeastern was completed and we look forward to building upon their long history of success in Augusta and Aiken.  Our team in Augusta and Aiken has done a tremendous job, and we feel very fortunate to have such a talented group of bankers.”

Balance Sheet and Capital

	Ending Balance
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2017	2016	2016	2016	2016
BALANCE SHEET
Assets
Cash and cash equivalents	$663,126	$374,448	$507,517	$481,912	$697,277
Investment securities:
Securities held to maturity	6,095	6,094	6,851	7,921	7,920
Securities available for sale, at fair value	1,381,013	999,405	925,374	989,610	978,047
Other investments	13,501	9,482	9,482	9,529	9,539
Total investment securities	1,400,609	1,014,981	941,707	1,007,060	995,506
Loans held for sale	46,988	50,572	57,052	48,926	34,933
Loans:
Acquired credit impaired	627,340	602,546	632,617	658,835	692,437
Acquired non-credit impaired	1,715,642	836,699	885,657	941,886	999,238
Non-acquired	5,564,307	5,241,041	5,008,113	4,816,875	4,472,668
Less allowance for non-acquired loan losses (1)	(38,449)	(36,960)	(37,319)	(36,939)	(35,115)
Loans, net	7,868,840	6,643,326	6,489,068	6,380,657	6,129,228
FDIC receivable for loss share agreements	—	—	—	—	2,091
Other real estate owned ("OREO")	20,007	18,316	22,211	22,427	25,953
Premises and equipment, net	203,505	183,510	179,450	177,950	176,412
Bank owned life insurance	149,562	104,148	103,427	102,815	102,199
Deferred tax asset	43,075	31,123	25,357	25,915	32,045
Mortgage servicing rights	30,063	29,037	23,064	22,350	23,697
Core deposit and other intangibles	55,461	39,848	41,738	43,629	45,521
Goodwill	595,711	338,340	338,340	338,340	338,340
Other assets	73,123	72,943	68,234	72,012	67,555
Total assets	$11,150,070	$8,900,592	$8,797,165	$8,723,993	$8,670,757

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$2,599,111	$2,199,046	$2,176,155	$2,117,246	$2,020,632
Interest-bearing	6,434,327	5,135,377	5,071,251	5,046,680	5,141,316
Total deposits	9,033,438	7,334,423	7,247,406	7,163,926	7,161,948
Federal funds purchased and securities sold under agreements to repurchase	352,431	313,773	305,268	341,064	312,034
Other borrowings	107,988	55,358	55,306	55,254	55,210
Other liabilities	76,313	62,450	65,053	59,406	59,511
Total liabilities	9,570,170	7,766,004	7,673,033	7,619,650	7,588,703

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 40,000,000 shares	73,077	60,576	60,523	60,488	60,445
Surplus	1,132,172	711,307	705,124	703,445	701,462
Retained earnings	379,535	370,916	354,490	333,900	316,642
Accumulated other comprehensive income (loss)	(4,884)	(8,211)	3,995	6,510	3,505
Total shareholders' equity	1,579,900	1,134,588	1,124,132	1,104,343	1,082,054
Total liabilities and shareholders' equity	$11,150,070	$8,900,592	$8,797,165	$8,723,993	$8,670,757

Common shares issued and outstanding	29,230,734	24,230,392	24,209,122	24,195,226	24,177,833

At March 31, 2017, the Company’s total assets were $11.2 billion, an increase of $2.2 billion from December 31, 2016 and an increase of $2.5 billion from March 31, 2016.  Total assets acquired from SBFC, including goodwill, totaled $2.1 billion.  During the first quarter of 2017, the Company experienced asset growth in most categories due to the merger with SBFC.  Loans increased $1.2 billion, including $1.0 billion from the merger.  Investment securities increased $385.6 million, with $369.6 million, net of sales during the quarter of approximately $210.0 million, coming from the merger.  Cash and cash equivalents increased $288.7 million from December 31, 2016, primarily from the growth in deposits and proceeds from sales of securities.  Non-acquired loans increased by $323.3 million, with $273.3 million coming from legacy South State and $50.0 million coming from the Augusta / Aiken market.  Bank owned life insurance increased due primarily to the policies acquired from SBFC totaling $44.5 million.  Other real estate owned increased by $1.7 million during the quarter, primarily from two assets formerly held as fixed assets (not merger related).  Total deposits increased $1.7 billion.  $400.1 million was from noninterest-bearing deposits, with $278.8 million coming from the merger with SBFC.  Interest-bearing deposits increased $1.3 billion, with $1.1 billion from the merger.  Total deposits grew $223.9 million, or 12% annualized, excluding the merger with SBFC.  Fed funds purchased and securities sold under repurchase agreements increased by $38.7 million during the first quarter to $352.4 million.

The Company’s book value per common share increased to $54.05 per share at March 31, 2017, compared to $46.82 at December 31, 2016, and $44.75 at March 31, 2016.  During the first quarter of 2017, capital increased $445.3 million due to the common stock issued in the merger with SBFC totaling $434.6 million and net income of $18.3 million, which was partially offset by the common dividend paid of $9.6 million.  Accumulated other comprehensive income (“AOCI”) increased $3.3 million due primarily to the unrealized gains in the AFS securities portfolio during the quarter of $3.2 million, net of tax.  Tangible book value (“TBV”) per common share increased by $0.55 per share to $31.77 at March 31, 2017, compared to $31.22 at December 31, 2016, and increased by $2.89 per share, or 10%, from $28.88 at March 31, 2016.  The quarterly increase of $0.55 per share in tangible book value was primarily the result of earnings per share, excluding amortization of intangibles, of $0.69, offset by the dividend paid to shareholders of $0.33 per share and the increase in AOCI of $0.11 per share (primarily from the change in fair value of the available for sale securities portfolio to an unrealized gain position during the quarter).  This increase also reflects the additional 5.0 million shares issued in the merger with SBFC, and the additional capital reduced by goodwill and amortizing intangible asset (CDI).

“Despite $21.0 million in merger-related cost, tangible book value grew by $0.55 during the first quarter of 2017, to $31.77 per share,” said John C. Pollok, COO and CFO.  “Our estimated total risk-based capital ratio was 13.3% at March 31, 2017, up from 13.0% at December 31, 2016.”

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
PERFORMANCE RATIOS	2017	2016	2016	2016	2016
Return on average assets (annualized)	0.68%	1.08%	1.28%	1.13%	1.15%
Adjusted return on average assets (annualized) (non-GAAP) (3)	1.25%	1.26%	1.30%	1.32%	1.18%
Return on average equity (annualized)	4.74%	8.50%	10.00%	9.02%	9.18%
Adjusted return on average equity (annualized) (non-GAAP) (3)	8.67%	9.84%	10.17%	10.48%	9.38%
Return on average tangible common equity (annualized) (non-GAAP) (7)	8.87%	13.42%	15.86%	14.59%	15.04%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (7)	15.55%	15.44%	16.11%	16.85%	15.36%
Efficiency ratio (tax equivalent)	77.51%	65.82%	62.30%	64.54%	64.07%
Adjusted efficiency ratio (Non-GAAP) (9)	61.95%	61.59%	61.70%	60.81%	63.22%
Dividend payout ratio (2)	52.82%	32.06%	26.71%	29.61%	27.64%
Book value per common share	$54.05	$46.82	$46.43	$45.64	$44.75
Tangible common equity per common share (non-GAAP) (7)	$31.77	$31.22	$30.73	$29.86	$28.88

CAPITAL RATIOS
Equity-to-assets	14.17%	12.75%	12.78%	12.66%	12.48%
Tangible equity-to-tangible assets (non-GAAP) (7)	8.85%	8.88%	8.84%	8.66%	8.43%
Tier 1 common equity (6)	11.9%	11.7%	11.5%	11.2%	11.6%
Tier 1 leverage (6)	10.0%	9.9%	9.7%	9.5%	9.4%
Tier 1 risk-based capital (6)	12.8%	12.4%	12.3%	12.0%	12.4%
Total risk-based capital (6)	13.3%	13.0%	12.9%	12.6%	13.0%

OTHER DATA
Number of branches	129	118	119	120	128
Number of employees (full-time equivalent basis)	2,277	2,055	2,039	2,032	2,039

Asset Quality

	Ending Balance
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)	2017	2016	2016	2016	2016
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$13,035	$14,745	$15,010	$18,372	$19,235
Non-acquired OREO and other nonperforming assets	5,705	3,998	6,614	6,862	7,779
Total non-acquired nonperforming assets	18,740	18,743	21,624	25,234	27,014
Acquired
Acquired nonperforming loans	4,950	4,834	4,633	4,438	3,951
Acquired OREO and other nonperforming assets	14,992	15,026	16,279	16,258	18,946
Total acquired nonperforming assets	19,942	19,860	20,912	20,696	22,897
Total nonperforming assets	$38,682	$38,603	$42,536	$45,930	$49,911

	Three Months Ended
	Mar. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2017	2016	2016	2016	2015
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.69%	0.71%	0.75%	0.77%	0.79%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	294.96%	250.66%	248.63%	201.06%	182.56%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.05%	0.05%	0.03%	0.06%	0.09%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.08%	0.06%	0.07%	0.07%	0.08%
Total nonperforming assets as a percentage of total assets	0.35%	0.43%	0.48%	0.53%	0.58%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.23%	0.28%	0.30%	0.38%	0.43%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.34%	0.36%	0.43%	0.52%	0.60%
Total nonperforming assets as a percentage of total assets (5)	0.17%	0.21%	0.25%	0.29%	0.31%

During the first quarter of 2017, overall asset quality remained good as total nonperforming assets were $38.7 million, representing 0.35% of total assets, which decreased from fourth quarter of 2016 due to the increase in total assets from the merger with SBFC.  Compared to March 31, 2016, NPAs have declined by $11.2 million, or 22.5%, and represented 0.58% of total assets.  During the first quarter of 2017, non-acquired NPAs, excluding acquired loans and acquired OREO, were flat at $18.7 million.  Non-acquired nonperforming loans decreased by $1.7 million, or 11.6%, and non-acquired OREO and other assets repossessed increased $1.7 million, or 42.7%.  Non-acquired NPAs as a percentage of total non-acquired loans and repossessed assets declined to 0.34% compared to 0.36% at December 31, 2016.

During the first quarter, the Company reported $5.0 million in nonperforming loans related to “acquired non-credit impaired loans”.  This was an increase of $116,000 from the balance at December 31, 2016.  Additionally, acquired nonperforming OREO and other assets owned decreased by $34,000 from December 31, 2016 and declined by $4.0 million from March 31, 2016.

At March 31, 2017, the allowance for non-acquired loan losses was $38.4 million, or 0.69%, of non-acquired period-end loans down from 0.71% at December 31, 2016.  The current allowance for loan losses provides 2.95 times coverage of period-end non-acquired nonperforming loans, up from 2.51 times at December 31, 2016, and 1.83 times at March 31, 2016.  Net charge-offs within the non-acquired portfolio were $628,000, or 0.05% annualized, in the first quarter of 2017 compared to $644,000 for the fourth quarter, or 0.05% annualized.  First quarter 2016 net charge-offs totaled $955,000, or 0.09% annualized.  During the first quarter of 2017, the provision for non-acquired loan losses totaled $2.1 million compared to $284,000 in the fourth quarter of 2016, and $2.0 million in the first quarter of 2016.  The increase in the non-acquired provision for loan losses in the first quarter of 2017 resulted from non-acquired loan growth.

Net charge offs related to “acquired non-credit impaired loans” were $326,000, or 0.08% annualized, and the Company recorded a provision for loan losses, accordingly, during the first quarter of 2017.  These charge-offs increased from $122,000 in the fourth quarter of 2016 and from $206,000 in the first quarter of 2016.

The Company recorded impairment of certain loan pools during the first quarter of 2017.  The provision for loan losses (impairment) totaled $1.2 million compared to $216,000 in the fourth quarter of 2016.  The impairment was primarily related to impaired residential real estate loan pools and consumer mobile home loan pools.

Total OREO increased by $1.7 million during the first quarter of 2017 to $20.0 million at March 31, 2017.  This increase was the result of two former bank branch assets being transferred to OREO during the first quarter of 2017.  Overall, OREO and troubled loan related costs increased by $568,000 compared to the fourth quarter 2016, and increased by $368,000 compared to the first quarter of 2016.  The increase in this expense from fourth quarter of 2016 was primarily the result of $303,000 write down associated with a land parcel formerly held for branch expansion and write downs of certain acquired OREO to appraised values.

Net Interest Income and Margin

	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$244,992	$573	0.95%	$330,571	$619	0.74%	$475,217	$752	0.64%
Investment securities (taxable)	1,267,985	7,231	2.31%	850,546	4,446	2.08%	889,106	4,793	2.17%
Investment securities (tax-exempt)	196,773	1,430	2.95%	112,888	914	3.22%	132,501	1,016	3.08%
Loans held for sale	41,866	408	3.95%	51,383	414	3.21%	33,933	322	3.82%
Loans	7,786,521	91,344	4.76%	6,581,678	76,295	4.61%	6,066,381	76,932	5.10%
Total interest-earning assets	9,538,137	100,986	4.29%	7,927,066	82,688	4.15%	7,597,138	83,815	4.44%
Noninterest-earning assets	1,338,186			942,480			955,050
Total Assets	$10,876,323			$8,869,546			$8,552,188

Interest-Bearing Liabilities:
Transaction and money market accounts	$3,889,956	$983	0.10%	$3,398,091	$654	0.08%	$3,271,925	$658	0.08%
Savings deposits	1,350,168	504	0.15%	796,747	121	0.06%	749,286	113	0.06%
Certificates and other time deposits	1,065,077	1,010	0.38%	896,820	648	0.29%	1,067,503	829	0.31%
Federal funds purchased and repurchase agreements	359,564	240	0.27%	321,168	156	0.19%	320,234	144	0.18%
Other borrowings	110,469	887	3.26%	55,328	509	3.66%	55,181	469	3.42%
Total interest-bearing liabilities	6,775,234	3,624	0.22%	5,468,154	2,088	0.15%	5,464,129	2,213	0.16%
Noninterest-bearing liabilities	2,539,495			2,269,588			2,014,461
Shareholders' equity	1,561,594			1,131,804			1,073,598
Total Non-IBL and shareholders' equity	4,101,089			3,401,392			3,088,059
Total liabilities and shareholders' equity	$10,876,323			$8,869,546			$8,552,188
Net interest income and margin (NON-TAX EQUIV.)		$97,362	4.14%		$80,600	4.04%		$81,602	4.32%
Net interest margin (TAX EQUIVALENT)			4.20%			4.09%			4.37%

Non-taxable equivalent net interest income was $97.4 million for the first quarter of 2017, a $16.8 million increase from the fourth quarter of 2016, resulting primarily from merger with SBFC.  The following provides some detail:

1.

Average balances of acquired loans increased by approximately $904.2 million and acquired loan interest income increased by $12.8 million, due to the merger with SBFC.  The yield on total acquired loans, including the merger with SBFC, was 6.90% in the first quarter of 2017.  Excluding the merger, loan interest income would have been less by $14.5 million, and the yield on acquired loans would have been higher at 7.66%.  The increase or decrease in the yield going forward will be dependent on the level of loan pay downs and pay-offs each quarter for acquired noncredit impaired loans. The purchased credit impaired loans in the merger with SBFC were significantly less than the acquired noncredit impaired loans.  Compared to the first quarter of 2016, the total loan portfolio yield declined from 5.10% down to 4.76% in the first quarter of 2017; and

2.

The average balance of non-acquired loans increased $300.7 million coupled with a 3 basis point increase in the yield from 3.78% to 3.81%, resulted in $2.3 million more in interest income compared to fourth quarter of 2016.  Compared to the first quarter of 2016, interest income on non-acquired loans increased $8.5 million even though the yield was 12 basis points less than non-acquired loan yield one-year ago.

3.

Interest expense increased by $1.5 million from the fourth quarter of 2017.  This increase was within all categories of funding due mainly to the increase in interest-bearing liabilities from the merger with SBFC.  Rates also increased within each category of interest-bearing liabilities, except for other borrowings, primarily due to the merger with SBFC.  SBFC’s cost of funds on deposits was higher than South State’s.  This was the main factor in the 7 basis point increase in interest-bearing liabilities to 22 basis points from fourth quarter of 2016.  The cost on other borrowings decreased during the first quarter of 2017 due mainly to the addition of low cost FHLB advances from the merger with SBFC.

Compared to the first quarter of 2016, interest expense increased $1.4 million for the same reasons described above and our cost of funds increased by 6 basis points from 16 basis points.

Tax-equivalent net interest margin increased 11 basis points from the fourth quarter of 2016 and declined by 17 basis points from the first quarter of 2016.  The Company’s average yield on interest-earning assets improved by 14 basis points mainly due to the 3 basis point increase in yield on non-acquired loans, while the average rate on interest-bearing liabilities increased by 7 basis points mainly due to the addition of higher yielding deposits from the merger with SBFC. During the first quarter of 2017, the Company’s average total assets increased to $10.9 billion from $8.9 billion at December 31, 2016 and from $8.6 billion at March 31, 2016.  Average earning assets totaled $9.5 billion up $1.6 billion compared to the fourth quarter of 2016, and up $1.9 billion compared to the first quarter of 2016.  Average interest-bearing liabilities rose to $6.8 billion during the first quarter of 2017 from $5.5 billion at both the fourth quarter of 2016 and the first quarter of 2016.  Average non-interest bearing demand deposits increased by $262.5 million during the quarter and by $497.8 million from March 31, 2016, due primarily to the merger with SBFC.  Including the impact of noninterest bearing deposits, the Company’s cost of funds increased to 16 basis points during the first quarter up from 11 basis points in the fourth quarter of 2016.

Noninterest Income and Expense

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
(Dollars in thousands)	2017	2016	2016	2016	2016
Noninterest income:
Fees on deposit accounts	$21,719	$20,457	$20,776	$21,539	$20,125
Mortgage banking income	5,569	4,443	6,286	5,620	4,198
Trust and investment services income	5,941	5,191	4,877	4,911	4,785
Securities gains, net	—	—	—	—	122
Amortization of FDIC indemnification asset	—	—	—	(4,427)	(1,475)
Recoveries of fully charged off acquired loans	1,532	1,335	2,207	2,002	921
Other	1,674	1,405	1,194	2,473	1,365
Total noninterest income	$36,435	$32,831	$35,340	$32,118	$30,041

Noninterest expense:
Salaries and employee benefits	$48,886	$40,722	$41,972	$40,537	$41,432
Net occupancy expense	6,388	5,348	5,464	5,541	5,359
Information services expense	6,360	5,196	5,237	5,082	5,034
Furniture and equipment expense	3,794	3,246	3,234	3,072	2,851
Bankcard expense	2,770	2,864	2,940	3,040	2,879
OREO expense and loan related	2,142	1,574	2,085	874	1,774
Business development and staff related	2,070	1,609	1,698	2,035	1,706
Amortization of intangibles	2,507	1,890	1,891	1,892	1,904
Professional fees	1,773	2,039	1,758	1,576	1,329
Supplies, printing and postage expense	1,654	1,369	1,345	1,757	1,808
FDIC assessment and other regulatory charges	1,122	734	1,001	1,017	1,144
Advertising and marketing	559	799	790	858	645
Other operating expenses	3,674	3,010	3,067	4,999	3,207
Merger & branch consolidation expense	21,024	4,841	709	1,573	958
Total noninterest expense	$104,723	$75,241	$73,191	$73,853	$72,030

Noninterest income improved in all categories during the first quarter compared to the fourth quarter of 2016 by approximately $3.6 million to $36.4 million. The increase was the result of the following:

•

Higher mortgage banking income of $1.1 million from income related to mortgage servicing rights, including an increase in the net valuation of the hedge, offset by the normal decay of the mortgage servicing rights;

•	Higher recoveries on acquired credit impaired loans of $197,000;
•

Higher fees on deposit accounts of $1.3 million from higher bankcard services income of $866,000 ($470,000 attributable to SBFC) and higher service charges on deposit accounts due to the addition of SBFC customers;

•	Higher income on trust and investment services of $750,000 due primarily from the wealth customers added with the SBFC merger; and
•	Higher other income of $269,000 primarily from cash surrender value of BOLI with the addition of $44.0 million in BOLI from SBFC.

Compared to the first quarter of 2016, noninterest income grew by $6.4 million due to the following:

1.	$1.4 million improvement in mortgage banking income primarily from higher realized gains from mortgage loans sold in the secondary market,
2.	$1.5 million improvement with the elimination of the amortization of the FDIC indemnification asset as Loss Share Agreements (LSAs) were terminated in the second quarter of 2016,
3.	$611,000 improvement from recoveries on acquired loans partly the result of the early termination of LSAs in the second quarter of 2016,
4.	$1.2 million improvement in trust and investment services income due to the merger with SBFC, and
5.	$1.6 million increase in fees on deposit accounts primarily from bankcard services income and service charges on deposit accounts associated with more customers from the merger of SBFC.

Noninterest expense was $104.7 million in the first quarter of 2017, an increase of $29.5 million from $75.2 million in the fourth quarter of 2016.  The increase was primarily the result of the merger with SBFC.  Merger-related cost increased $16.2 million, salaries and benefits increased $8.2 million, net occupancy increased $1.0 million, information services increased $1.2 million, and amortization of intangibles increased $617,000 compared to the fourth quarter of 2016.  Merger-related charges primarily include personnel related expenses (including severance, pay to stay, conversion bonuses and change in control payments), contract termination charges, and information technology conversion charges.  In the fourth quarter, our merger expenses primarily related to the closing cost of the SBFC transaction (investment banker and legal cost).  The increase in salaries and benefits include the cost of personnel added through the SBFC merger, an increase in payroll related taxes with the new tax year, and higher self-funded medical cost.  The increase in net occupancy and information services expense was due to the merger with SBFC and the branches added.  The increase in the amortization of intangibles was due to the addition of core deposit intangible from the SBFC merger.

Compared to the first quarter of 2016, noninterest expense was $32.7 million higher.  The increase was primarily due to five categories of expense:  (1) merger-related cost increased $20.0 million, (2) Salaries and benefits increased $7.5 million due to employees from SBFC and payroll tax increase, (3) Furniture and equipment expense was up 943,000, net occupancy was up $1.0 million and information services was up $1.3 million, all increased due to the branches added from SBFC merger, and (4) amortization of intangibles increased $603,000, from additional core deposit intangible from SBFC.

South State Corporation will hold a conference call today, April 21, 2017 at 10 a.m. Eastern Time, during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10104246.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning April 21st by 2:00 p.m. Eastern Time until 9:00 a.m. on May 5th, 2017.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10104246.

***************

South State Corporation is the largest bank holding company headquartered in South Carolina.  Founded in 1933, the company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 25 South Carolina counties, 15 Georgia counties and 4 North Carolina counties for over 80 years.  The bank also operates Minis & Co., Inc. and South State Advisory, both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer.  South State Corporation has assets of approximately $11.2 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures

have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

	Three Months Ended
(Dollars in thousands, except per share data)	Mar.31,	Dec.31,	Sept. 30,	June 30,	Mar. 31,
RECONCILIATION OF GAAP TO NON-GAAP	2017	2016	2016	2016	2016
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$18,264	$24,177	$28,095	$24,516	$24,494
Securities gains, net of tax	—	—	—	—	(81)
FDIC LSA early termination, net of tax	—	—	—	2,938	—
Merger and branch consolidation/acq. expense, net of tax	15,137	3,814	468	1,044	634
Adjusted net income (non-GAAP)	$33,401	$27,991	$28,563	$28,498	$25,047

Adjusted net income per common share - Basic (3)
Earnings per common share - Basic (GAAP)	$0.63	$1.01	$1.17	$1.02	$1.02
Effect to adjust for securities gains	—	—	—	—	(0.01)
Effect to adjust for FDIC LSA early termination	—	—	—	0.12	—
Effect to adjust for merger & branch consol./acq expenses	0.53	0.15	0.02	0.05	0.03
Adjusted net income per common share - Basic (non-GAAP)	$1.16	$1.16	$1.19	$1.19	$1.04

Adjusted net income per common share - Diluted (3)
Earnings per common share - Diluted (GAAP)	$0.63	$1.00	$1.16	$1.01	$1.01
Effect to adjust for securities gains	—	—	—	—	—
Effect to adjust for FDIC LSA early termination	—	—	—	0.12	—
Effect to adjust for merger & branch consol./acq expenses	0.52	0.15	0.02	0.05	0.03
Adjusted net income per common share - Diluted (non-GAAP)	$1.15	$1.15	$1.18	$1.18	$1.04

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	0.68%	1.08%	1.28%	1.13%	1.15%
Effect to adjust for securities gains	—	—	—	—	—
Effect to adjust for FDIC LSA early termination	—	—	—	0.14%	—
Effect to adjust for merger & branch consol./acq expenses	0.57%	0.18%	0.02%	0.05%	0.03%
Adjusted return on average assets (non-GAAP)	1.25%	1.26%	1.30%	1.32%	1.18%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	4.74%	8.50%	10.00%	9.02%	9.18%
Effect to adjust for securities gains	—	—	—	—	-0.03%
Effect to adjust for FDIC LSA early termination	—	—	—	1.08%	—
Effect to adjust for merger & branch consol./acq expenses	3.93%	1.34%	0.17%	0.38%	0.23%
Adjusted return on average equity (non-GAAP)	8.67%	9.84%	10.17%	10.48%	9.38%

Adjusted Return on Average Common Tangible Equity (3) (7)
Return on average common equity (GAAP)	4.74%	8.50%	10.00%	9.02%	9.18%
Effect to adjust for securities gains	—	—	—	—	-0.03%
Effect to adjust for FDIC LSA early termination	—	—	—	1.08%	—
Effect to adjust for merger & branch consol./acq expenses	3.93%	1.34%	0.17%	0.38%	0.24%
Effect to adjust for intangible assets	6.88%	5.60%	5.94%	6.37%	5.97%
Adjusted return on average common tangible equity (non-GAAP)	15.55%	15.44%	16.11%	16.85%	15.36%
Return on average common equity (GAAP)
Tangible Book Value Per Common Share (7)
Book value per common share (GAAP)	$54.05	$46.82	$46.43	$45.64	$44.75
Effect to adjust for intangible assets	(22.28)	(15.60)	(15.70)	(15.78)	(15.87)
Tangible book value per common share (non-GAAP)	$31.77	$31.22	$30.73	$29.86	$28.88

Tangible Equity-to-Tangible Assets (7)
Equity-to-assets (GAAP)	14.17%	12.75%	12.78%	12.66%	12.48%
Effect to adjust for intangible assets	-5.32%	-3.87%	-3.94%	-4.00%	-4.05%
Tangible equity-to-tangible assets (non-GAAP)	8.85%	8.88%	8.84%	8.66%	8.43%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Adjusted net income, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, OTTI, branch consolidation and merger expense, and FDIC LSA early termination cost.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant

information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  Adjusted net income and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax branch consolidation expense and merger expense of  $21.0 million, $4.8 million, $709,000, $1.6 million, and $958,000, for the quarters ended March 31, 2017, December 31, 2016, September 30, 2016, June 30, 2016, and March 31, 2016, respectively; (b) securities gains of $122,000 for the quarter ended March 31, 2016, and (c) FDIC LSA early termination cost of $4.4 million for the quarter ended June 30, 2016.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	March 31, 2017 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of $4.2 million; $943,000; $1.1 million; $1.2 million; and $1.6 million, respectively during the five quarters above.

(9)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost divided by net interest income and noninterest income excluding securities gains (losses), OTTI and FDIC early termination of the loss share agreement, which occurred in the second quarter of 2016.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.   The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward looking statements.  South State Corporation (“SSB”) cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results.  Such risks and uncertainties, include, among others, the following possibilities:  the possibility that the anticipated benefits of the transaction (between SSB and SBFC) are not realized when expected or at all, including as a result of the impact of, or problems arising from the strength of the economy and competitive factors in the areas where SSB and SBFC do business; including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction; credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; liquidity risk affecting the bank’s ability to meet its obligations when they come due; price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; transaction risk arising from problems with service or product delivery; compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; strategic risk resulting from adverse business decisions or improper implementation of business decisions; reputation risk that adversely affects earnings or capital arising from negative public opinion; terrorist activities risk that results in loss of consumer confidence and economic disruptions; cybersecurity risk related to SSB’s dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches, subjects the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; economic downturn risk resulting changes in the credit markets, greater than expected noninterest expenses, excessive loan losses and other factors and the implementation of federal spending cuts currently scheduled to go into effect; and other factors that may affect future results of SSB.  Additional factors that could cause results to differ materially from those described above can be found in SSB’s Annual Report on Form 10-K for the year ended December 31, 2016, is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of SSB’s website, http://www.southstatebank.com, under the heading “SEC Filings” and in other documents SSB files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time.  SSB does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws.  As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.